UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 24, 2014

ADVANCED CELL TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-50295	87-0656515
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33 Locke Drive, Marlborough, Massachusetts	01752
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (508) 756-1212

_____________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 24, 2014, Advanced Cell Technology, Inc. (the “Company”) issued a press release announcing that it has named Paul K. Wotton as its Chief Executive Officer. Dr. Wotton’s employment with the Company is expected to begin on July 21, 2014.

In connection with Dr. Wotton’s appointment, the Company has entered into an employment agreement with Dr. Wotton dated June 18, 2014 (the “Agreement”). Pursuant to the Agreement, Dr. Wotton will receive an annual base salary of $575,000, subject to annual review by the Board of Directors of the Company. Dr. Wotton will also be eligible to receive an annual cash incentive bonus with a target amount equal to 55% of his annual base salary with the actual amount of such bonus, if any, to be determined by the Board of Directors. The Company has also agreed to pay Dr. Wotton a relocation reimbursement of up to $50,000 for expenses in connection with his relocation to the greater Boston, Massachusetts, area.

As contemplated by the Agreement and subject to approval by the Board of Directors, Dr. Wotton will also receive an option to purchase 30,000,000 shares of the Company’s common stock under the Advanced Cell Technology, Inc. 2005 Stock Incentive Plan at the fair market value on the award date. Twenty-five percent of the options will vest on the first anniversary of the award date, with the remaining 75% vesting in equal monthly installments over the following 36 months, provided that Dr. Wotton is a Company employee on the applicable vesting date. In addition, Dr. Wotton will be granted stock unit awards under the 2005 Stock Incentive Plan equaling 30,000,000 shares of the Company’s common stock. One third of these stock unit awards will vest on the first anniversary of the award date and the remaining shares will vest in two equal installments on the second and third anniversary of the award date, subject to continuing service with the Company.

The Agreement provides further that, if Dr. Wotton’s employment is terminated without cause, or if he quits for good reason, he will receive a lump sum payment equal to his base salary, unpaid expense reimbursements and unused vacation that accrued through the date of termination. In addition, Dr. Wotton will be eligible to receive: (a) a payment equal to one year’s base salary plus his earned but unpaid incentive compensation as of the date of termination payable in accordance with the Company’s standard payroll practices, (b) reimbursement for up to 12 months of COBRA payments if Dr. Wotton is not covered by any other comprehensive health and dental insurance plan and (c) accelerated vesting of any unvested equity awards that are scheduled to vest within one year of his termination date. The payment of these severance payments and benefits is conditioned upon Dr. Wotton providing a release of claims.

If Dr. Wotton is terminated without cause or he quits for good reason, in either case, within twelve (12) months following a change in control, then he will be entitled to severance as follows: (a) a lump sum payment equal to two years of base salary plus his unpaid incentive compensation as of the termination date; (b) continuation of group health plan benefits for up to twelve (12) months to the extent authorized by and consistent with COBRA; and (c) 100% acceleration of all outstanding equity inventive awards to the extent subject to time-based vesting. The payment of these severance payments and benefits is conditioned upon Dr. Wotton providing a release of claims.

The foregoing summary of the Agreement is qualified in its entirety by reference to the complete text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference. A copy of the press release announcing Dr. Wotton’s appointment as our Chief Executive Officer is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
10.1 99.1	Executive Employment Agreement Press Release Issued June 24, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2014	Advanced Cell Technology, Inc.

	By:	/s/ Edward Myles
Edward Myles Interim President, Chief Operating Officer & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1 99.1	Executive Employment Agreement Press Release Issued June 24, 2014